Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

IMMUDYNE, INC.

ARTICLE I

NAME

The name of the corporation is ImmuDyne, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE/AGENT

The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSES

The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall be authorized to issue is 25,000,000 shares, all of which shall be common stock, par value $.01 per share (“Common Stock”). Except as otherwise provided in this Certificate of Incorporation or by law, each holder of Common Stock shall be entitled to one vote for each share held. No stockholder shall have the right to cumulate his votes for the election of directors, but each holder of Common Stock shall be entitled to one vote in the election of each director for each share held. The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interest.

ARTICLE V

The period of duration of the Corporation is perpetual.

ARTICLE VI

BOARD OF DIRECTORS

Except as otherwise provided by law, the business and affairs of the Corporation shall be managed by, or under the direction of, its Board of Directors. The number of directors of the Corporation shall be fixed by, and in the manner provided in, the Corporation’s Bylaws, but shall not be fewer than two nor more than 15 persons. None of the Directors need be a stockholder or a resident of the State of Delaware. Elections of directors need not be by written ballot unless the Corporation’s Bylaws provide otherwise. In furtherance and not in limitation of the rights, powers, privileges and discretionary authority conferred by the DGCL or other applicable law, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

STOCKHOLDERS

Stockholder action that must or may be taken at an annual or special meeting of the stockholders, with prior notice and a vote, may instead be taken without a meeting, without prior notice and without a vote if a written consent or consents, setting forth the action taken, shall be signed by the holders of no less than the number of shares of capital stock required to authorized or take such action at an annual or special meeting of the stockholders. Meetings of stockholders may be held within or without the State of Delaware as the Bylaws may provide. Except as otherwise provided by law or by this Certificate of Incorporation, special meetings of the stockholders may be called by the Board of Directors or the Chairman of the Board of Directors and shall be called by the Chairman of the Board of Directors upon written notice of demand by the President of the Corporation or the holder(s) of at least 25% of the outstanding voting shares of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place(s) as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VIII

LIMITED DIRECTOR LIABILITY

The Corporation shall indemnify its officers and directors under the circumstances and to the full extent permitted by law. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL, as amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

COMPROMISE

Whenever a compromise or agreement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanction by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE X

INITIAL BOARD OF DIRECTORS

The names and addresses of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders and until their successors are elected and qualify are:

Name	Address

Martha H. Gibson	11200 Wilcrest Green Drive
Houston, Texas 77042

Byron A. Donzis	11200 Wilcrest Green Drive
Houston, Texas 77042

ARTICLE XI

The name and mailing address of the incorporator is:

Name	Address

Byron A. Donzis	11200 Wilcrest Green Drive
Houston, Texas 77042

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, does make this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly does hereunto set his hand this 24th day of May, 1994.

/s/ Byron A. Donzis
Byron A. Donzis
Incorporator

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